   As filed with the Securities and Exchange Commission on January 3, 1997.

                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          FAIRFIELD COMMUNITIES, INC.
            (Exact name of Registrant as specified in its charter)

     Delaware                                                71-0390438
(State of incorporation)                                     (I.R.S. Employer
                                                             Identification No.)

                         11001 Executive Center Drive
                          Little Rock, Arkansas 72211
                                (501) 228-2700
  (Address and telephone number of Registrant's principal executive offices)

                               ----------------

            Marcel J. Dumeny                               With a copy to:
Senior Vice President and General Counsel                  Mark V. Minton
          11001 Executive Center Drive              Jones, Day, Reavis & Pogue
           Little Rock, Arkansas 72211              2300 Trammell Crow Center
                (501) 228-2700                            2001 Ross Avenue
           (Name, address, and telephone                Dallas, Texas  75201
           number of agent for service)                     (214) 220-3939

                               ----------------

Approximate date of commencement of proposed sale to the public: The securities being registered on this Form are to be offered and sold from time to time after the effective date of the Registration Statement by a selling stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                      Proposed             Proposed
                                                                      Maximum              Maximum
Title of                                        Amount                 Offering           Aggregate               Amount of
Securities to                                   to be                 Price per            Offering             Registration
be Registered                                 Registered              Share (2)            Price (2)              Fee (2)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.01 per share (1)..   60,000                  $24.375             $1,462,500              $443
==================================================================================================================================

(1) Includes associated share purchase rights pursuant to a Rights Agreement adopted by the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) upon the basis of the average high and low prices of shares of Common Stock on the Composite Tape of the New York Stock Exchange, Inc. on December 26, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  Subject to Completion, Dated January 3, 1997

PROSPECTUS

                                 60,000 SHARES

                          FAIRFIELD COMMUNITIES, INC.

                                  COMMON STOCK

     This Prospectus relates to 60,000 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Fairfield Communities, Inc. (the "Company") that may be offered by John W. McConnell (the "Selling Stockholder") from time to time. The Company will receive no part of the proceeds from sales of the Shares by the Selling Stockholder.


     The Shares are listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FFD."
                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                               ----------------

     The Shares will be sold either directly by the Selling Stockholder or through brokers, dealers, or agents. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any brokers, dealers, or agents involved in the offering and the compensation, if any, of such brokers, dealers, or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.


     Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE in transactions involving ordinary and customary brokerage commissions.


     The Company will bear all expenses in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the listing on the NYSE of the Shares. The Selling Stockholder will bear all other expenses in connection with sales of the Shares.

                                ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             The date of this Prospectus is                , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York
10005, on which exchange the Common Stock is listed.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) the Company's Current Reports on Form 8-K dated April 5, 1996 and May 22, 1996; and (iv) the description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A (Commission File No. 1-8096) filed December 8, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Fairfield Communities, Inc., 11001 Executive Center Drive, Little Rock, Arkansas 72211, Attention: Robert W. Howeth, Senior Vice President and Chief Financial Officer (telephone: (501) 228-2700).

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risks and investment considerations should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

TIMESHARE INDUSTRY OPERATING RISKS

     The Company's business is subject to all of the operating risks inherent in the timeshare industry. These risks include an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, changes in governmental regulations of the timeshare industry and increases in construction costs or taxes, as well as negative publicity concerning the industry. The timeshare industry is highly fragmented, containing a large number of developers. In the past the timeshare industry as a whole has experienced a negative image as a result of various developers employing high pressure sales and marketing tactics, constructing low quality units and engaging in other potentially misleading practices. Consequently, negative publicity with respect to any one or more developers in the timeshare industry could have a disproportionate effect on all of the developers in the industry.

RISKS ASSOCIATED WITH ACQUISITIONS AND NEW DEVELOPMENT

     The Company intends to continue to acquire and develop new Destination Resorts (as defined below in "The Company"). However, the ability to acquire attractive locations may be limited due to competition or higher prices than those of locations in less-developed areas. Moreover, to successfully implement its business strategies, the Company must integrate the newly acquired or developed resorts into its existing sales and marketing programs, including its FairShare Plus(R) vacation system and proprietary timeshare exchange program.

     During the start-up phase of a new resort, the Company expects to experience lower margins at that resort until the resort's operations mature. The lower margins could be substantial and could negatively impact the Company's earnings. However, as more of the Company's Destination Resorts achieve mature operations, the Company believes the start-up phase for each new resort will have less of an effect on future earnings.

REGULATION OF MARKETING AND SALES OF VOIS

     The Company's marketing and sales of vacation ownership units ("VOIs") and other operations are subject to extensive regulation by the federal government and by the states in which the Company's resorts are located and in which its VOIs are marketed and sold. The federal government and many states have adopted specific laws and regulations regarding the sale of timeshares, telemarketing and certain of the Company's other activities. The Company believes that it is in substantial compliance with all laws and regulations to which it is currently subject. However, no assurance can be given that the cost of complying with laws and regulations in all jurisdictions in which the Company desires to conduct sales would not be significant, would not impair the cost-effectiveness of its marketing programs, or that the Company is in fact in compliance with all applicable laws and regulations.

RISKS ASSOCIATED WITH FINANCING; HEDGING ACTIVITIES

     The Company offers financing to buyers of VOIs at the Company's resorts, which bears interest at fixed rates and is collateralized by a first mortgage on, or retention of title under an installment sales contract for, the underlying VOI. The Company and its wholly owned finance subsidiary, Fairfield Acceptance Corporation ("FAC"), have revolving credit facilities that provide an aggregate of up to approximately $25.0 million and $35.0 million, respectively, of borrowings available to finance the Company's contracts receivable. Neither the Company nor FAC presently has a binding agreement to extend the maturity dates beyond January 1, 1999, and there can be no assurance that any extension or refinancing could be achieved on terms that are satisfactory to the Company or FAC or at all. Accordingly, future sales of VOIs may be limited if the

Company does not have sufficient borrowing availability to finance the initial negative cash flow that results from sales that are financed by the Company or if the Company is unable to offer customer financing on terms that customers will accept.

     In addition, the Company's current bank credit facilities which finance contracts receivable are, and are expected to continue to be, at variable interest rates. Any significant increase in interest rates on the Company's financing or prepayment rates on the contracts receivable could have an adverse effect on the profitability of the Company's portfolio of contracts receivable. The Company attempts to retain borrowing availability under its revolving credit facility by periodically selling contracts receivable to FAC. The Company uses the proceeds from these sales to reduce the outstanding balance under its revolving credit facility. FAC and its subsidiaries periodically securitize such receivables through financings with third parties. The proceeds from the securitization transactions are then used to reduce the balances of FAC's revolving credit facility. However, there can be no assurance that the Company and FAC will be able to successfully continue such securitizations, and any failure to continue such securitizations could result in the Company and FAC having insufficient borrowing availability under their credit facilities to maintain their operations at current levels. In connection with certain of FAC's securitization transactions issued with variable interest rates, FAC has sought to limit its exposure to possible future increases in interest rates by purchasing interest rate caps. No assurance can be given that FAC will be able to obtain interest rate caps or other hedging instruments in connection with future securitization transactions or that the cost associated with interest rate caps or other hedging instruments will not increase FAC's operating costs.

IMPACT OF ECONOMIC CYCLES

     The business risks associated with the Company's business become more acute in an economic slowdown or recession. Such an environment is generally characterized by decreased spending for vacations and other discretionary items. Economic downturns may also adversely affect the availability and costs of financing for the Company and its customers and the collectability of the Company's contracts receivable. Delinquencies, foreclosures and loan losses generally increase during economic slowdowns and recessions.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, the current or previous owner, manager or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner, manager or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The Company believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, but no assurance can be given that hazardous or toxic substances will not be found on its properties or properties that it previously owned.

COMPLIANCE WITH LAWS GOVERNING ACCESS

     A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act, impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. Although the Company believes that its resorts are substantially in compliance with these laws, the Company may incur additional costs of complying with such laws. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

UNINSURED LOSS; NATURAL DISASTERS

     There are certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable and for which the Company does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the resort. Moreover, if the property owners association fails to adequately insure the units, any uninsured or underinsured casualty may affect the collectability of the contracts receivable related to those units. In addition, the Company's resorts could suffer significant damage as a result of hurricanes, earthquakes, floods and other natural disasters. Any such damage, as well as adverse weather conditions generally, could reduce the Company's ability to sell VOIs at its resorts.

COMPETITION

     As the Company develops Destination Resorts, the Company may experience significant competition for qualified personnel, favorable sites and customers at those resorts from other entities engaged in the business of resort development, sales and operation, including VOI ownership, condominiums, hotels and motels. Many well-known lodging, hospitality and entertainment companies have begun to develop and sell VOIs in resort properties. While many of those companies have targeted a more narrow market segment than the Company's historical market segment, there can be no assurance that the Company and those companies will not compete more broadly at destination locations. In such event, the Company will be required to compete with companies that may have significantly greater resources.

ANTI-TAKEOVER MATTERS

     The Company is subject to various factors that could have the effect of making it more difficult for a party to acquire control of the Company, which could adversely affect the market price of the Common Stock. The Company's Certificate of Incorporation grants the Company's Board of Directors (the "Board") the authority to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), having such rights, preferences and privileges as designated by the Board without stockholder approval. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company has adopted a Rights Agreement which provides for the issuance of one right (a "Right") for each outstanding share of Common Stock. The Rights entitle the holder to purchase, under certain circumstances, one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at $25.00 per share. The Rights may have the effect of discouraging an unsolicited takeover proposal. Section 203 of the Delaware General Corporation Law is also applicable to the Company and contains provisions that restrict certain business combinations with interested stockholders. Section 203 may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.


                                  THE COMPANY

     The Company is the largest vacation ownership company in the United States in terms of property owners and vacation ownership units constructed. The Company's 15 resorts are located in 11 states; five resorts are in destination areas with popular vacation attractions ("Destination Resorts") and 10 regional resorts are in scenic locations. The Company's principal business is selling VOIs, commonly known as timeshares, primarily through its innovative points-based vacation system, FairShare Plus(R). The Company also offers financing for VOI purchasers, which results in the creation of high-quality, medium-term contracts receivable with attractive yields. The Company intends to continue to grow its timeshare business by developing new and existing timeshare resorts in destination locations, expanding its sales and marketing programs, and making strategic acquisitions.

     The Company's principal executive offices are located at 11001 Executive Center Drive, Little Rock, Arkansas 72211 and its telephone number is (501) 228-2700.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder.


                              SELLING STOCKHOLDER

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder. As of the date hereof, John W. McConnell beneficially owns 290,666 shares of Common Stock (including 162,666 shares which Mr. McConnell has the right to acquire through the exercise of warrants within 60 days of January 3, 1997 and 53,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership). Of such shares, the 60,000 Shares may be distributed pursuant to this Prospectus. See "Plan of Distribution." If Mr. McConnell sells all 60,000 Shares, he would own 2.1% of the Common Stock outstanding on January 3, 1997; however, Mr. McConnell may sell all, some or none of the Shares, in which case that percentage may be less than the actual percentage. Mr. McConnell has been with the Company since 1986, serving as President and Chief Executive Officer since 1991 and a director since 1990.

     The Company has registered the Shares for sale to provide the Selling Stockholder freely tradeable Shares, but this registration does not necessarily mean that any of the Shares will be offered or sold. The Company has agreed to bear all expenses incurred in connection with the registration under the Securities Act and the listing on the NYSE of the Shares. The Selling Stockholder will bear all other expenses in connection with sales of the Shares.


                             PLAN OF DISTRIBUTION

     Offers and sales of Shares pursuant to this Prospectus may be effected by the Selling Stockholder from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(iii) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (iv) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus and (v) an exchange distribution in accordance with the rules of such exchange, including the NYSE, or in transactions in the over-the-counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms.

     In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholder or any successor in interest, and any brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions (which discounts, commissions, or concessions will not exceed those customary for the types of transactions involved) received by any such brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein, which are incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION

     This Prospectus (including the documents incorporated herein by reference) contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of the Company, competition from national hospitality companies, shifts in customer demand, economic cycles, availability of financing, as well as the other factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                    ________________________________________



                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Available Information.................................................    2

Incorporation of Certain Documents by Reference.......................    2

Risk Factors..........................................................    3

The Company...........................................................    5

Use of Proceeds.......................................................    6

Selling Stockholder...................................................    6

Plan of Distribution..................................................    6

Legal Matters.........................................................    6

Experts...............................................................    7

Forward_Looking Information...........................................    7


                                 60,000 SHARES



                                   FAIRFIELD
                               COMMUNITIES, INC.



                                 COMMON STOCK



                       ________________________________


                                  PROSPECTUS

                       ________________________________



                                     ,1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement are as follows:

          Securities and Exchange Commission filing fee..  $  443
          Printing expenses..............................   1,000
          Accounting fees and expenses...................   3,500
          Legal fees and expenses........................   3,000
          Miscellaneous..................................     500
                                                           ------
          Total..........................................  $8,443
                                                           ======

The Company has agreed to bear all expenses incurred in connection with the registration under the Securities Act and the listing on the NYSE of the Shares. The Selling Stockholder will bear all other expenses in connection with sales of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company to the fullest extent that may be permitted by Delaware law from time to time. Certain provisions of the Company's Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Company's Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Certificate of Incorporation also does not absolve directors of liability under
Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Company has also entered into indemnification agreements with its directors and officers pursuant to which the Company is generally obligated to indemnify its directors and officers to the full extent permitted by Delaware law.

ITEM 16.  EXHIBITS

     4.1 Second Amended and Restated Certificate of Incorporation of the Company (previously filed with the Company's Current Report on Form 8-K, dated September 1, 1992, and incorporated herein by reference).

     4.2 Fifth Amended and Restated Bylaws of the Company (previously filed with the Company's Current Report on Form 8-K, dated May 22, 1996, and incorporated herein by reference).

     5.1  Form of opinion of Jones, Day, Reavis & Pogue (filed herewith).

    23.1  Consent of Ernst & Young LLP (filed herewith).

    23.2  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

    24.1  Powers of attorney (filed herewith).

ITEM 17.  UNDERTAKINGS

     A.   The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on January 3, 1997.

                                    FAIRFIELD COMMUNITIES, INC.


                                    By:        /s/ MARCEL J. DUMENY
                                       -------------------------------------
                                                   Marcel J. Dumeny
                                                 Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 3, 1997.


      Signatures                               Title
      ----------                               -----

          *                    President and Chief Executive Officer; Director
------------------------
    J. W. McConnell                       (Principal Executive Officer)

          *                    Senior Vice President and Chief Financial Officer
------------------------
  Robert W. Howeth                        (Principal Financial Officer)

          *                                Vice President/Controller
------------------------
   William G. Sell                        (Chief Accounting Officer)

          *                                       Director
------------------------
   Les R. Baledge

          *                                       Director
------------------------
 Russell A. Belinsky

          *                                       Director
------------------------
 Ernest D. Bennett, III

          *                                       Director
-----------------------
 Philip L. Herrington

          *                                       Director
------------------------
  Bryan D. Langton

          *                                       Director
------------------------
 Charles D. Morgan, Jr.

          *                                       Director
------------------------
    William C. Scott

*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.


                                                  /s/ MARCEL J. DUMENY
                                                ----------------------------
                                                      Marcel J. Dumeny
                                                      Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit No.                           Description
-----------                           -----------


   4.1 Second Amended and Restated Certificate of Incorporation of the Company (previously filed with the Company's Current Report on Form 8-K, dated September 1, 1992, and incorporated herein by reference).

   4.2 Fifth Amended and Restated Bylaws of the Company (previously filed with the Company's Current Report on Form 8-K, dated May 22, 1996, and incorporated herein by reference).

   5.1    Form of opinion of Jones, Day, Reavis & Pogue (filed herewith).

  23.1    Consent of Ernst & Young LLP (filed herewith).

  23.2    Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

  24.1    Powers of attorney (filed herewith).